Exhibit 99.1

GLOBALINK INVESTMENT INC. ANNOUNCES RECEIPT OF NASDAQ CONTINUED LISTING STANDARD NOTICE

NEW YORK, November 28, 2022 / — Globalink Investment Inc. (NASDAQ: “GLLI”, “GLLIU” units, “GLLIW” warrants, and “GLLIR” rights) (the “Company”), a publicly traded special purpose acquisition company, today announced that it received a deficiency letter (the “Notice”) on November 22, 2022 from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) because it had not timely filed its Quarterly Report on Form 10-Q for the period ended September 30, 2022 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”).

The Company is working diligently and expects to file the Form 10-Q as soon as practicable and will submit a compliance plan to Nasdaq to evidence compliance with Nasdaq Listing Rule 5250(c)(1) and will request that Nasdaq exercises its discretion and grants the Company an extension, so that the Company may demonstrate compliance with the Listing Rule and with all other applicable criteria for continued listing on Nasdaq. The Company intends to file the Form 10-Q and regain compliance prior to January 23, 2023.

About Globalink Investment Inc.

Globalink is led by Mr. Lim Say Leong (CEO). Globalink is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although there is no restriction or limitation on what industry or geographic region, Globalink intends to pursue targets in North America, Europe, South East Asia, and Asia (excluding China, Hong Kong and Macau) in the technology industry, specifically within the e-commerce and payments sectors. The proceeds of the offering will be used to fund such business combination.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Globalink Investment Inc., including those set forth in the Risk Factors section of Globalink Investment Inc.’s registration statement and preliminary prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Globalink Investment Inc. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Globalink Contact:

Lim Say Leong

Globalink Investment Inc.

Telephone: 212-382-4605

Email: sllim@globalinkinvestment.com